CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Capital Group Equity ETF Trust I of our report dated July 14, 2026, relating to the financial statements and financial highlights of Capital Group U.S. Small and Mid Cap ETF, Capital Group U.S. Large Growth ETF, and Capital Group U.S. Large Value ETF, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial highlights”, “Independent registered public accounting firm” and “Prospectuses, reports to shareholders and proxy statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

July 24, 2026